Exhibit 99

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System Reports

Third Quarter 2018 Results

SYRACUSE, N.Y. — October 22, 2018 — Community Bank System, Inc. (NYSE: CBU) reported third quarter 2018 net income of $43.1 million and fully diluted earnings per share of $0.83. This compares to $35.2 million of net income or $0.68 per share for the third quarter of 2017. The $0.15, or 22.1%, increase in earnings per share was attributable to higher net interest income, higher noninterest revenues and a lower effective tax rate, offset in part by higher operating expenses and an increase in fully-diluted shares outstanding.

Excluding unrealized gains on equity securities, loss on debt extinguishment and acquisition expenses, third quarter 2018 fully diluted operating earnings per share of $0.81 increased $0.12 per share, or 17.4%, as compared to the third quarter of 2017 fully diluted operating earnings per share of $0.69.

On a linked quarter basis, fully-diluted earnings per share decreased $0.03, or 3.5%, from $0.86 in the second quarter of 2018. An increase in non-banking fee revenues and a modest decrease in operating expenses were offset by a decrease in net interest income, lower banking-related noninterest revenues due entirely to a $0.05 per share impact of Durbin amendment reductions in debit interchange fees and higher income tax expense.

Third Quarter 2018 Performance Highlights:

❖	Operating EPS of $0.81 up 17.4% over the third quarter of 2017
❖	Deposit funding costs of 0.13%
❖	Annualized net loan charge-offs of 0.11%
❖	Return on assets of 1.61%
❖	Return on tangible equity of 19.1%
❖	Non-banking noninterest revenues up 14.9% over the third quarter of 2017
❖	Dividend increase of $0.04 or 11.8%, the 26th consecutive year of increase

“Our solid third quarter and year-to-date operating results were again driven by productive loan origination activity in our business and consumer lending portfolios, a continuation of exceptional credit quality, disciplined expense management and continued growth in our non-interest income generation,” said President and Chief Executive Officer Mark E. Tryniski. “We continued to successfully handle the blocking and tackling that is necessary to produce solid and consistent results in our markets. Our cost of funds has increased by only three basis points over the past 12 months while our earning asset yields have increased by 10 basis points during that same span. We continue to demonstrate a consistent commitment to sound underwriting processes as evidenced by a nonperforming loans ratio of 0.40% at quarter end and net charge-offs to average loans of just 0.11% for the third quarter. Our focus on continuing to grow our non-interest income sources produced noninterest revenues of $55.8 million, or nearly 40% of total revenue, for the quarter. The strength of our financial position was illustrated by our Board’s decision to increase our quarterly cash dividend by $0.04, or nearly 12%, to $0.38 per share. Clearly, the payment of a meaningful and growing dividend remains an important component of our commitment to provide consistent and favorable long-term returns to our shareholders. We remain well positioned for a strong finish to 2018 by continuing to focus on the activities which create value for our shareholders.”

Total revenues for the third quarter of 2018 were $142.0 million, an increase of $4.7 million, or 3.4%, over the third quarter of 2017. The Company recorded a $1.8 million, or 2.1%, increase in net interest income and a $2.9 million, or 5.4%, increase in noninterest revenues. The increase in net interest income was due to a 20 basis point increase in the yield on loans, offset in part by a decrease in average earning assets, lower investment securities yields and slightly higher funding costs. The increase in noninterest revenues was due to organic revenue growth in our employee benefit services business, as well as acquired and organic growth in our wealth management and insurance businesses. This was partially offset by lower banking business noninterest revenues. Deposit service fees decreased $2.3 million, or 12.4%, due primarily to a $3.4 million, or $0.05 per share, impact of Durbin amendment mandated debit interchange price restrictions.

On a linked quarter basis, total revenues decreased $1.4 million, or 1.0%. Net interest income was down $0.6 million, or 0.7%, and noninterest revenues were down $0.8 million, or 1.4%. Banking-related noninterest revenues were down $2.0 million, while non-banking noninterest revenues were up $1.3 million. During the third quarter of 2018, the Company recorded $0.7 million in unrealized gains on equity securities and $0.3 million in loss on extinguishment of trust preferred debt associated with the accelerated amortization of debt issuance costs. Other banking noninterest revenues were down $2.5 million due to the aforementioned decrease in debit interchange fees. Insurance and wealth management revenues were up $0.5 million and employee benefits services revenues were up $0.7 million.

The Company recorded a $2.2 million provision for loan losses in the third quarter 2018. This compares to a $2.3 million provision for loan losses recorded in the third quarter of 2017 and $2.4 million in the second quarter of 2018. The non-performing loan to total loans ratio was 0.40% at the end of the third quarter of 2018, as compared to 0.37% at the end of the third quarter of 2017 and 0.47% at the end of the linked second quarter of 2018.

Total operating expenses for the third quarter of 2018 were $85.2 million. This compares to $83.8 million in total operating expenses recorded in the third quarter of 2017. The increase in total operating expenses is primarily reflective of merit and incentive-based increases in salaries and employee benefits and increased occupancy and equipment expense, offset by a decrease in amortization of intangible assets. Excluding acquisition expenses, operating expenses increased $2.9 million, or 3.4%, compared to the third quarter of 2017. During the third quarter of 2018, the Company recovered $0.8 million of vendor contract termination charges that were recorded in acquisition expenses during the second quarter of 2017. This compared to $0.6 million of acquisition expenses recorded in the third quarter of 2017.

On a linked quarter basis, total operating expenses of $85.2 million decreased $0.9 million, or 1.0%, from the previous quarter’s level. Salaries and employee benefits expense decreased $1.3 million between the linked quarters and acquisition expenses decreased $0.9 million due to the aforementioned recovery of vendor contract termination charges, while occupancy and equipment and other expenses increased compared to the linked quarter. Excluding acquisition expenses, operating expenses were consistent with the linked quarter.

The Company generated net interest income of $86.2 million during the third quarter of 2018. This represents an increase of $1.8 million, or 2.1%, compared to the third quarter of 2017. Interest income on loans was up $2.8 million or 4.0%, while interest income on investments, including cash equivalents, was down $0.3 million or 1.8%. Interest expense increased $0.6 million, or 15.0%, as deposit and borrowing costs increased. Net interest margin increased seven basis points, from 3.64% in the third quarter of 2017 to 3.71% in the third quarter of 2018. Earning asset yields increased 10 basis points, from 3.81% in the third quarter of 2017 to 3.91% in the third quarter of 2018. Average loan yields increased 20 basis points from 4.37% to 4.57% over the same periods due largely to an increase in market interest rates, including four 25 basis point increases in the Prime rate. Conversely, investment yields, including cash equivalents, decreased 14 basis points, from 2.68% to 2.54% between comparable quarterly periods as higher yielding investment securities matured and were not replaced with securities with similar yields. In addition, the tax-equivalent yield on non-taxable municipal securities and loans decreased due to the decrease in the statutory Federal corporate tax rate between the periods. The Company’s cost of funds increased three basis points, from 0.18% in the third quarter of 2017 to 0.21% in the third quarter of 2018. The Company’s cost of deposits also remained low at 0.13% during the third quarter of 2018, versus 0.10% in the third quarter of 2017.

Net interest income decreased $0.6 million, or 0.7%, on a linked quarter basis. Interest income on loans was up $1.1 million due primarily to a $39.1 million increase in average loans outstanding. Interest income on investment securities, including cash equivalents, was down $1.2 million due to both a decrease in average outstanding balances and a decrease in the average yield on the portfolio. Net interest margin decreased two basis points from 3.73% in the second quarter of 2018 to 3.71% in the third quarter. The yield on earning assets remained flat between the linked quarters at 3.91%, while the total cost of funds increased two basis points from 0.19% in the second quarter to 0.21% in the third quarter. During the second quarter, the Company’s net interest margin benefited from receipt of a $0.5 million Federal Reserve Bank semi-annual dividend payment and $0.5 million of acquired impaired loan accretion, which were not present in the third quarter results.

The Company generated $14.4 million of wealth management and insurance services revenues in the third quarter of 2018. This represents a $2.4 million, or 19.8%, increase over the third quarter 2017 revenues of $12.1 million. Between the third quarter of 2017 and the third quarter of 2018, the Company acquired four small insurance and wealth management practices contributing to revenue growth. Employee benefit services revenues of $23.3 million, increased $2.5 million, or 12.0%, from the third quarter of 2017. These results were attributable to organic increases in plan asset and participant levels. On a linked quarter basis, wealth management and insurance services revenues were up $0.5 million and employee benefits services revenues were up $0.7 million.

The effective tax rate for the third quarter of 2018 was 21.0%, down from 31.2% in the third quarter of last year. The decrease in the effective tax rate was largely attributable to the application of the lower federal tax rate due to the Tax Cuts and Jobs Act passed in the fourth quarter of 2017. The effective tax rate for the second quarter of 2018 was 18.7%. During the second quarter, the Company experienced higher levels of stock option exercise activity, resulting in an income tax benefit of $1.2 million, as compared to a $0.3 million benefit in the third quarter of 2018.

The Company also provides supplemental reporting of its results on a “net adjusted” or “tangible” basis, from which it excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts), accretion on non-impaired purchased loans, acquisition expenses, the unrealized gain(loss) on equity securities, loss on debt extinguishment and the one-time benefit from the revaluation of net deferred tax liabilities. The amounts for such items are presented in the tables that accompany this release. Although “adjusted net income” as defined by the Company is a non-GAAP measure, the Company’s management believes this information helps investors understand the effect of certain activities in its reported results. Diluted adjusted net earnings per share were $0.84 in the third quarter of 2018, compared to $0.73 in the third quarter of 2017, or a 15.1% increase.

Financial Position

Average earning assets were down $122.2 million, or 1.3%, on a linked quarter basis, from $9.45 billion during the second quarter of 2018 to $9.33 billion during the third quarter of 2018. Average loan balances were $6.29 billion for the third quarter, up 0.6% over the second quarter. Average deposit balances were down $155.5 million, or 1.8%, from second quarter levels, due largely to a seasonal outflow of municipal deposits and increased utilization of the Company’s off balance sheet mutual fund sweep product. Ending deposits were also down $50.2 million or 0.6%. Average borrowings in the third quarter of 2018 of $393.5 million, were down slightly from the second quarter average of $397.1 million. During the third quarter, the Company redeemed $25.2 million of subordinated debt and associated preferred securities, experienced a decline in average repurchase agreement balances of $51.1 million as seasonally expected and increased its average overnight borrowings by $64.2 million, as compared to the linked second quarter.

Ending loans at September 30, 2018 were $6.30 billion. This was up $62.9 million, or 1.0%, from the end of the second quarter and $44.1 million, or 0.7%, from the end of the fourth quarter of 2017. During the third quarter, outstanding balances in our business lending, consumer mortgage, consumer indirect and consumer direct portfolios increased, while home equity balances decreased. The business lending portfolio increased $19.0 million, or 0.8%, during the quarter. Ending loans in the municipal sector of our business loan portfolio increased $43.1 million from the end of the second quarter, consistent with the fiscal cycle of our municipal customers. Growth in the consumer loan portfolios was consistent with seasonal expectations. On a combined basis, the consumer loan portfolios were up $43.9 million or 1.1%.

The carrying value of investment securities totaled $2.95 billion at September 30, 2018, down $35.3 million, or 1.2%, from the end of the linked second quarter of 2018 and down $133.3 million or 4.3% from the fourth quarter of 2017. The net unrealized loss in this portfolio was $52.8 million at September 30, 2018 and $32.7 million at June 30, 2018. These compare to a net unrealized gain of $23.9 million at December 31, 2017. The portfolio transitioned from a net unrealized gain position in December 2017 to a net unrealized loss position during 2018 due to an increase in market interest rates. The effective duration of the portfolio was 3.5 years at the end of the third quarter.

Shareholders’ equity of $1.67 billion at September 30, 2018 was $75.1 million, or 4.7%, higher than September 30, 2017. The Company’s net tangible equity to net tangible assets ratio was 9.13% at September 30, 2018, up from 8.36% a year earlier and 9.00% at the end of the second quarter of 2018. The Company’s Tier 1 leverage ratio was 10.72% at the end of the third quarter, up from 9.54% a year earlier. These results are primarily due to strong earnings generation and capital retention over the last four quarters.

As previously announced in December 2017, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2.5 million shares of the Company’s common stock during a twelve-month period starting January 1, 2018. Such repurchases may be made at the discretion of the Company’s senior management based on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements. There were no shares repurchased pursuant to the program in the third quarter of 2018.

Asset Quality

The Company’s asset quality metrics continue to illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards. Total net charge-offs were $1.7 million for the third quarter, compared to $1.8 million for the third quarter of 2017 and $0.9 million for the second quarter of 2018. Net charge-offs as an annualized percentage of average loans equaled 0.11% in both the third quarter of 2018 and the third quarter of 2017, versus 0.06% in the second quarter of 2018. Nonperforming loans as a percentage of total loans at September 30, 2018 were 0.40%, compared to 0.47% at June 30, 2018 and 0.37% at September 30, 2017. The total loan delinquency ratio of 0.93% at the end of the third quarter was four basis points higher than the level at June 30, 2018, and 12 basis points lower than the 1.05% ratio one year earlier. The third quarter provision for loan losses of $2.2 million was $0.1 million lower than the third quarter of 2017, and $0.2 million lower than the second quarter of 2018. The allowance for loan losses to nonperforming loans was 201% at September 30, 2018, compared with 169% and 205% at the end of the second quarter of 2018 and third quarter of 2017, respectively.

Dividend Increase

During the third quarter of 2018, the Company declared a quarterly cash dividend of $0.38 per share on its common stock, a $0.04 or 11.8% increase from the $0.34 dividend declared in the third quarter of 2017, which represents an annualized yield of 2.62% based upon the $58.10 closing price of the Company’s stock on October 19, 2018. The four cent increase declared in the third quarter of 2018 marked the 26th consecutive year of dividend increases for the Company. “The dividend increase is supported by growing earnings and cash flow results that are expected to further strengthen the Company’s capital accumulation and dividend capacity into the future,” said Mark E. Tryniski, President and Chief Executive Officer.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today, October 22, 2018, to discuss third quarter 2018 results. The conference call can be accessed at 866-548-2699 (323-994-2131 if outside United States and Canada) using the conference ID code 7938797. Investors may also listen live via the Internet at: http://www.webcaster4.com/Webcast/Page/995/27591.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com. An archived webcast of the earnings call will be available on this site for one full year.

Community Bank System, Inc. operates more than 230 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $10.6 billion, the DeWitt, N.Y. headquartered company is among the country’s 150 largest financial institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its’ Community Bank Wealth Management Group and OneGroup NY, Inc. operating subsidiaries. The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; changes in legislation or regulatory requirements; and the timing for receiving regulatory approvals and completing pending transactions. These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.

Summary of Financial Data
(Dollars in thousands, except per share data)
	Quarter Ended		Year-to-Date
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Earnings
Loan income	$72,256	$69,498	$212,849	$184,233
Investment income	18,647	18,989	57,463	55,634
Total interest income	90,903	88,487	270,312	239,867
Interest expense	4,705	4,092	12,644	10,169
Net interest income	86,198	84,395	257,668	229,698
Provision for loan losses	2,215	2,314	8,342	5,603
Net interest income after provision for loan losses	83,983	82,081	249,326	224,095
Deposit service fees	16,127	18,419	54,268	49,781
Revenues from mortgage banking and other banking services	1,536	1,704	3,942	4,270
Wealth management and insurance services	14,438	12,051	42,414	35,814
Employee benefit services	23,265	20,767	68,813	58,618
Gain on sale of investments	0	0	0	2
Unrealized gain on equity securities	743	0	722	0
Loss on debt extinguishment	(318)	0	(318)	0
Total noninterest revenues	55,791	52,941	169,841	148,485
Salaries and employee benefits	51,062	48,426	155,323	137,897
Occupancy and equipment	9,770	9,106	29,738	25,939
Amortization of intangible assets	4,427	4,949	13,780	11,980
Acquisition expenses	(832)	580	(769)	25,192
Other	20,806	20,715	59,604	59,222
Total operating expenses	85,233	83,776	257,676	260,230
Income before income taxes	54,541	51,246	161,491	112,350
Income taxes	11,435	16,003	33,673	33,659
Net income	$43,106	$35,243	$127,818	$78,691
Basic earnings per share	$0.84	$0.69	$2.49	$1.62
Diluted earnings per share	$0.83	$0.68	$2.46	$1.60

Summary of Financial Data
(Dollars in thousands, except per share data)
	2018			2017
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Earnings
Loan income	$72,256	$71,152	$69,441	$69,716	$69,498
Investment income	18,647	19,853	18,963	19,872	18,989
Total interest income	90,903	91,005	88,404	89,588	88,487
Interest expense	4,705	4,159	3,780	3,611	4,092
Net interest income	86,198	86,846	84,624	85,977	84,395
Provision for loan losses	2,215	2,448	3,679	5,381	2,314
Net interest income after provision for loan losses	83,983	84,398	80,945	80,596	82,081
Deposit service fees	16,127	18,964	19,177	18,115	18,419
Revenues from mortgage banking and other banking services	1,536	1,163	1,243	1,196	1,704
Wealth management and insurance services	14,438	13,911	14,065	12,415	12,051
Employee benefit services	23,265	22,542	23,006	22,212	20,767
Unrealized gain(loss) on equity securities	743	(21)	0	0	0
Loss on debt extinguishment	(318)	0	0	0	0
Total noninterest revenues	55,791	56,559	57,491	53,938	52,941
Salaries and employee benefits	51,062	52,402	51,859	49,006	48,426
Occupancy and equipment	9,770	9,437	10,531	9,622	9,106
Amortization of intangible assets	4,427	4,555	4,798	4,961	4,949
Acquisition expenses	(832)	71	(8)	794	580
Other	20,806	19,647	19,151	22,536	20,715
Total operating expenses	85,233	86,112	86,331	86,919	83,776
Income before income taxes	54,541	54,845	52,105	47,615	51,246
Income taxes	11,435	10,239	11,999	(24,411)	16,003
Net income	$43,106	$44,606	$40,106	$72,026	$35,243
Basic earnings per share	$0.84	$0.87	$0.78	$1.41	$0.69
Diluted earnings per share	$0.83	$0.86	$0.78	$1.40	$0.68
Profitability
Return on assets	1.61%	1.66%	1.52%	2.66%	1.29%
Return on equity	10.28%	10.91%	10.00%	17.88%	8.81%
Return on tangible equity(2)	19.06%	20.58%	19.11%	34.11%	16.74%
Noninterest revenues/operating revenues (FTE) (1)	39.4%	39.7%	40.7%	38.4%	38.4%
Efficiency ratio	58.0%	57.2%	57.8%	57.8%	56.8%
Components of Net Interest Margin (FTE)
Loan yield	4.57%	4.58%	4.53%	4.43%	4.37%
Cash equivalents yield	1.60%	1.73%	1.54%	1.19%	1.09%
Investment yield	2.55%	2.65%	2.60%	2.81%	2.69%
Earning asset yield	3.91%	3.91%	3.87%	3.89%	3.81%
Interest-bearing deposit rate	0.18%	0.15%	0.14%	0.14%	0.14%
Borrowing rate	1.96%	1.80%	1.48%	1.32%	1.44%
Cost of all interest-bearing funds	0.29%	0.25%	0.23%	0.22%	0.24%
Cost of funds (includes DDA)	0.21%	0.19%	0.17%	0.16%	0.18%
Net interest margin (FTE)	3.71%	3.73%	3.71%	3.74%	3.64%
Fully tax-equivalent adjustment	$1,071	$1,094	$1,118	$2,375	$2,381

Summary of Financial Data
(Dollars in thousands, except per share data)
	2018			2017
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Average Balances
Loans	$6,289,868	$6,250,739	$6,237,824	$6,274,679	$6,343,468
Cash equivalents	26,832	170,745	90,406	34,223	26,986
Taxable investment securities	2,574,116	2,575,962	2,583,446	2,572,703	2,571,459
Nontaxable investment securities	441,719	457,254	468,773	491,578	511,182
Total interest-earning assets	9,332,535	9,454,700	9,380,449	9,373,183	9,453,095
Total assets	10,619,872	10,752,203	10,715,529	10,757,836	10,862,613
Interest-bearing deposits	6,077,581	6,282,098	6,219,052	6,206,663	6,230,591
Borrowings	393,483	397,101	453,114	449,377	541,036
Total interest-bearing liabilities	6,471,064	6,679,199	6,672,166	6,656,040	6,771,627
Noninterest-bearing deposits	2,336,778	2,287,722	2,268,778	2,307,155	2,307,205
Shareholders' equity	1,664,234	1,640,076	1,625,951	1,598,056	1,587,279
Balance Sheet Data
Cash and cash equivalents	$256,838	$250,154	$543,899	$221,038	$241,480
Investment securities	2,948,057	2,983,352	3,032,642	3,081,379	3,125,218
Loans:
Business lending	2,403,624	2,384,629	2,426,086	2,424,223	2,458,981
Consumer mortgage	2,220,022	2,210,051	2,211,882	2,220,298	2,206,527
Consumer indirect	1,098,943	1,063,679	1,008,198	1,011,978	1,034,716
Home equity	393,950	398,433	407,832	420,329	424,598
Consumer direct	184,349	181,217	173,032	179,929	183,898
Total loans	6,300,888	6,238,009	6,227,030	6,256,757	6,308,720
Allowance for loan losses	50,133	49,618	48,103	47,583	47,983
Intangible assets, net	811,700	816,127	820,584	825,088	824,355
Other assets	392,217	395,070	390,503	409,519	398,428
Total assets	10,659,567	10,633,094	10,966,555	10,746,198	10,850,218
Deposits:
Noninterest-bearing	2,346,932	2,332,745	2,372,824	2,293,057	2,310,954
Non-maturity interest-bearing	5,366,488	5,439,101	5,642,109	5,377,059	5,495,377
Time	750,401	742,147	756,159	774,304	799,659
Total deposits	8,463,821	8,513,993	8,771,092	8,444,420	8,605,990
Borrowings	276,559	183,785	281,744	363,082	314,289
Subordinated debt held by unconsolidated subsidiary trusts	97,939	122,826	122,820	122,814	122,808
Accrued interest and other liabilities	152,903	155,531	159,433	180,567	213,886
Total liabilities	8,991,222	8,976,135	9,335,089	9,110,883	9,256,973
Shareholders' equity	1,668,345	1,656,959	1,631,466	1,635,315	1,593,245
Total liabilities and shareholders' equity	10,659,567	10,633,094	10,966,555	10,746,198	10,850,218
Capital
Tier 1 leverage ratio	10.72%	10.53%	10.19%	10.00%	9.54%
Tangible equity/net tangible assets (2)	9.13%	9.00%	8.42%	8.61%	8.36%
Diluted weighted average common shares O/S	52,086	51,939	51,677	51,569	51,526
Period end common shares outstanding	51,137	51,086	50,884	50,696	50,587
Cash dividends declared per common share	$0.38	$0.34	$0.34	$0.34	$0.34
Book value	$32.63	$32.43	$32.06	$32.26	$31.50
Tangible book value(2)	$17.67	$17.39	$16.88	$16.94	$16.70
Common stock price (end of period)	$61.07	$59.07	$53.56	$53.75	$55.25

Summary of Financial Data
(Dollars in thousands, except per share data)
	2018			2017
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Asset Quality
Nonaccrual loans	$21,982	$22,807	$23,239	$24,740	$21,510
Accruing loans 90+ days delinquent	2,951	6,532	6,425	2,706	1,861
Total nonperforming loans	24,933	29,339	29,664	27,446	23,371
Other real estate owned (OREO)	1,142	1,310	1,865	1,915	1,873
Total nonperforming assets	26,075	30,649	31,529	29,361	25,244
Net charge-offs	1,700	933	3,159	5,781	1,782
Allowance for loan losses/loans outstanding	0.80%	0.80%	0.77%	0.76%	0.76%
Nonperforming loans/loans outstanding	0.40%	0.47%	0.48%	0.44%	0.37%
Allowance for loan losses/nonperforming loans	201%	169%	162%	173%	205%
Net charge-offs/average loans	0.11%	0.06%	0.21%	0.37%	0.11%
Delinquent loans/ending loans	0.93%	0.89%	1.01%	1.10%	1.05%
Loan loss provision/net charge-offs	130%	262%	116%	93%	130%
Nonperforming assets/total assets	0.24%	0.29%	0.29%	0.27%	0.23%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$14,684	$14,644	$15,161	$16,020	$15,069
Accruing loans 90+ days delinquent	2,688	6,243	5,894	2,502	1,589
Total nonperforming loans	17,372	20,887	21,055	18,522	16,658
Other real estate owned (OREO)	859	1,025	1,336	1,221	1,257
Total nonperforming assets	18,231	21,912	22,391	19,743	17,915
Net charge-offs	1,533	552	1,800	2,279	1,624
Allowance for loan losses/loans outstanding	0.96%	0.98%	0.97%	0.98%	1.00%
Nonperforming loans/loans outstanding	0.35%	0.43%	0.45%	0.40%	0.36%
Allowance for loan losses/nonperforming loans	274%	225%	216%	244%	276%
Net charge-offs/average loans	0.12%	0.05%	0.16%	0.20%	0.14%
Delinquent loans/ending loans	0.97%	0.91%	1.01%	1.12%	1.16%
Loan loss provision/net charge-offs	138%	364%	122%	67%	125%
Nonperforming assets/total assets	0.20%	0.24%	0.24%	0.22%	0.20%

Summary of Financial Data
(Dollars in thousands, except per share data)
	2018			2017
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Net income
Net income (GAAP)	$43,106	$44,606	$40,106	$72,026	$35,243
Acquisition expenses	(832)	71	(8)	794	580
Tax effect of acquisition expenses	174	(13)	2	(227)	(181)
Tax Cuts and Jobs Act deferred tax impact	0	0	0	(38,010)	0
Subtotal (non-GAAP)	42,448	44,664	40,100	34,583	35,642
Unrealized (gain)loss on equity securities	(743)	21	0	0	0
Tax effect of unrealized (gain)loss on equity securities	156	(4)	0	0	0
Subtotal (non-GAAP)	41,861	44,681	40,100	34,583	35,642
Loss on debt extinguishment	318	0	0	0	0
Tax effect of loss on debt extinguishment	(67)	0	0	0	0
Subtotal (non-GAAP)	42,112	44,681	40,100	34,583	35,642
Amortization of intangibles	4,427	4,555	4,798	4,961	4,949
Tax effect of amortization of intangibles	(928)	(850)	(1,105)	(1,417)	(1,545)
Subtotal (non-GAAP)	45,611	48,386	43,793	38,127	39,046
Acquired non-impaired loan accretion	(1,980)	(2,040)	(2,063)	(1,930)	(1,879)
Tax effect of acquired non-impaired loan accretion	415	381	475	551	587
Adjusted net income (non-GAAP)	$44,046	$46,727	$42,205	$36,748	$37,754

Return on average assets
Adjusted net income (non-GAAP)	$44,046	$46,727	$42,205	$36,748	$37,754
Average total assets	10,619,872	10,752,203	10,715,529	10,757,836	10,862,613
Adjusted return on average assets	1.65%	1.74%	1.60%	1.36%	1.38%

Return on average equity
Adjusted net income (non-GAAP)	$44,046	$46,727	$42,205	$36,748	$37,754
Average total equity	1,664,234	1,640,076	1,625,951	1,598,056	1,587,279
Adjusted return on average equity	10.50%	11.43%	10.53%	9.12%	9.44%

Earnings per common share
Diluted earnings per share (GAAP)	$0.83	$0.86	$0.78	$1.40	$0.68
Acquisition expenses	(0.02)	0.00	0.00	0.02	0.01
Tax effect of acquisition expenses	0.00	0.00	0.00	(0.01)	0.00
Tax Cuts and Jobs Act deferred tax impact	0.00	0.00	0.00	(0.74)	0.00
Subtotal (non-GAAP)	0.81	0.86	0.78	0.67	0.69
Unrealized (gain)loss on equity securities	(0.01)	0.00	0.00	0.00	0.00
Tax effect of unrealized (gain)loss on equity securities	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.80	0.86	0.78	0.67	0.69
Loss on debt extinguishment	0.01	0.00	0.00	0.00	0.00
Tax effect of loss on debt extinguishment	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.81	0.86	0.78	0.67	0.69
Amortization of intangibles	0.08	0.09	0.09	0.10	0.10
Tax effect of amortization of intangibles	(0.02)	(0.02)	(0.02)	(0.03)	(0.03)
Subtotal (non-GAAP)	0.87	0.93	0.85	0.74	0.76
Acquired non-impaired loan accretion	(0.04)	(0.04)	(0.04)	(0.04)	(0.04)
Tax effect of acquired non-impaired loan accretion	0.01	0.01	0.01	0.01	0.01
Diluted adjusted net earnings per share (non-GAAP)	0.84	0.90	0.82	0.71	0.73

Summary of Financial Data
(Dollars in thousands, except per share data)
	2018			2017
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data (continued)
Noninterest operating expenses
Noninterest expenses (GAAP)	$85,233	$86,112	$86,331	$86,919	$83,776
Amortization of intangibles	(4,427)	(4,555)	(4,798)	(4,961)	(4,949)
Acquisition expenses	832	(71)	8	(794)	(580)
Total adjusted noninterest expenses (non-GAAP)	$81,638	$81,486	$81,541	$81,164	$78,247

Efficiency ratio
Adjusted noninterest expenses (non-GAAP) - numerator	$81,638	$81,486	$81,541	$81,164	$78,247
Tax-equivalent net interest income	87,269	87,940	85,742	88,352	86,776
Noninterest revenues	55,791	56,559	57,491	53,938	52,941
Acquired non-impaired loan accretion	(1,980)	(2,040)	(2,063)	(1,930)	(1,879)
Unrealized (gain)loss on equity securities	(743)	21	0	0	0
Loss on debt extinguishment	318	0	0	0	0
Operating revenues (non-GAAP) - denominator	140,655	142,480	141,170	140,360	137,838
Efficiency ratio (non-GAAP)	58.0%	57.2%	57.8%	57.8%	56.8%

Balance sheet data
Total assets
Total assets (GAAP)	$10,659,567	$10,633,094	$10,966,555	$10,746,198	$10,850,218
Intangible assets	(811,700)	(816,127)	(820,584)	(825,088)	(824,355)
Deferred taxes on intangible assets	46,882	47,334	47,904	48,419	75,820
Total tangible assets (non-GAAP)	9,894,749	9,864,301	10,193,875	9,969,529	10,101,683

Total common equity
Shareholders' Equity (GAAP)	1,668,345	1,656,959	1,631,466	1,635,315	1,593,245
Intangible assets	(811,700)	(816,127)	(820,584)	(825,088)	(824,355)
Deferred taxes on intangible assets	46,882	47,334	47,904	48,419	75,820
Total tangible common equity (non-GAAP)	903,527	888,166	858,786	858,646	844,710

Net tangible equity-to-assets ratio at quarter end
Total tangible common equity (non-GAAP) - numerator	$903,527	$888,166	$858,786	$858,646	$844,710
Total tangible assets (non-GAAP) - denominator	9,894,749	9,864,301	10,193,875	9,969,529	10,101,683
Net tangible equity-to-assets ratio at quarter end (non-GAAP)	9.13%	9.00%	8.42%	8.61%	8.36%

(1) Excludes unrealized gains and losses on equity securities and loss on debt extinguishment.
(2) Includes deferred tax liabilities related to certain intangible assets.

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